Exhibit 12





                                     [Closing Date], 1998



Northstar Strategic Income Fund
300 First Stamford Place
Stamford, CT 06902


Northstar High Yield Fund
300 First Stamford Place
Stamford, CT 06902


Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences to Northstar Strategic Income Fund ("Acquired Fund"), to the holders of the shares of beneficial interest of the Acquired Fund (the "Acquired Fund shareholders"), and to Northstar High Yield Fund ("Acquiring Fund"), in connection with the proposed transfer of substantially all of the assets of Acquired Fund to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund, followed by the distribution in complete liquidation by Acquired Fund of such Acquiring Fund shares, all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of [Closing Date], 1998 (the "Reorganization").

          For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Form N-14, filed by Acquiring Fund on [August 28], 1998, with the Securities and Exchange Commission, (3) the facts and representations contained in the letter dated [Closing Date], 1998, addressed to us from Acquired Fund,
(4) the facts and representations contained in the letter dated [Closing Date], 1998, addressed to us from Acquiring Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

          This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

           Based upon the foregoing, it is our opinion that:

     (1) The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund shares, followed by the distribution of such Acquiring



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Northstar Strategic Income Fund
Northstar High Yield Fund
[Closing Date], 1998
Page 2


Fund shares to the Acquired Fund shareholders in exchange for their Acquired Fund shares in complete liquidation of Acquired Fund, will constitute a reorganization within the meaning of section 368(a) of the Code. Acquiring Fund and Acquired Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund shares, or upon the distribution to Acquired Fund shareholders of the Acquiring Fund shares.

     (3) No gain or loss will be recognized by Acquiring Fund in the receipt of Acquired Fund's assets in exchange for Acquiring Fund shares.

     (4) The basis of the assets of Acquired Fund in the hands of Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of Acquired Fund immediately prior to the Reorganization.

     (5) The holding period of Acquired Fund's assets in the hands of Acquiring Fund will include the period during which the assets were held by Acquired Fund.

     (6) No gain or loss will be recognized by Acquired Fund shareholders upon the receipt of Acquiring Fund shares solely in exchange for Acquired Fund shares.

     (7) The basis of the Acquiring Fund shares received by the Acquired Fund shareholders will be the same as the basis of the Acquired Fund shares surrendered in exchange therefor.

     (8) The holding period of the Acquiring Fund shares received by the Acquired Fund shareholders will include the holding period of the Acquired Fund shares surrendered in exchange therefor, provided that such Acquired Fund shares were held as capital assets in the hands of the Acquired Fund shareholders upon the date of the exchange.

          We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.



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Northstar Strategic Income Fund
Northstar High Yield Fund
[Closing Date], 1998
Page 3

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by Acquiring Fund with the Securities and Exchange Commission.

                                   Very truly yours,